Exhibit 4.3

EXECUTION COPY

HUMANA INC.,

Issuer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

Trustee

FOURTH SUPPLEMENTAL INDENTURE

Dated as of June 5, 2008

8.15% Senior Notes due 2038

Supplemental to Indenture dated as of August 5, 2003

THIS FOURTH SUPPLEMENTAL INDENTURE (the “Fourth Supplemental Indenture”) is made the 5th day of June, 2008, between HUMANA INC., a corporation duly incorporated and existing under the laws of Delaware and having its principal executive office at 500 West Main Street, Louisville, Kentucky 40202 (hereinafter called “the Company”), and THE BANK OF NEW YORK TRUST COMPANY, N.A. (as successor to The Bank of New York), a national banking association, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company entered into an Indenture, dated as of August 5, 2003 with the Trustee (the “Original Indenture,” and together with this Fourth Supplemental Indenture, referred to herein as the “Indenture”) (all capitalized terms used in this Fourth Supplemental Indenture and not otherwise defined herein have the meanings assigned to such terms in the Original Indenture), for the purposes of issuing its Securities, evidencing its senior unsecured indebtedness, unlimited as to principal amount, to bear such rates of interest, to mature at such time or times, to be issued in one or more series and to have such other provisions as authorized by or pursuant to the authority granted in one or more resolutions of the Board of Directors of the Company; and

WHEREAS, Section 901 of the Original Indenture provides that without the consent of the Holders of the Securities of any series issued under the Original Indenture, the Company, when authorized by a Board Resolution, and the Trustee may, in certain circumstances, enter into one or more indentures supplemental to the Original Indenture; and

WHEREAS, the Company proposes to issue a series of Securities designated as its 8.15% Senior Notes due 2038, the terms of which shall be set forth in, or determined in the manner provided in, an Officers’ Certificate of the Company as provided in Section 301 of the Original Indenture (such senior notes being referred to herein as the “2038 Senior Notes” and all references to Securities in the Original Indenture shall be deemed to refer also to the 2038 Senior Notes unless the context otherwise provides); and

WHEREAS, the entry into this Fourth Supplemental Indenture by the parties hereto is in all respect authorized by the provisions of the Original Indenture; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Fourth Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and

NOW, THEREFORE, THIS FOURTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the promises and the purchase of the 2038 Senior Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the 2038 Senior Notes, as follows:

Section 1. The Original Indenture is hereby amended solely with respect to the 2038 Senior Notes as follows:

(A)	By amending Section 101 to insert the following definitions in their entirety in the appropriate alphabetical order as follows:

“Change of Control” means the occurrence of any one of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s assets and its subsidiaries taken as a whole to any Person other than to the Company or a Subsidiary; (2) the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or the Voting Stock of any Parent Company (as defined below) or other Voting Stock into which the Voting Stock of the Company or the Voting Stock of any Parent Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company or any Parent Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company or any Parent Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company, the Voting Stock of such Parent Company or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company or the Voting Stock of such Parent Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any Parent Company of the surviving Person immediately after giving effect to such transaction; (4) the first day on which the majority of the members of the Company’s Board of Directors or the board of directors of any Parent Company cease to be Continuing Directors; or (5) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a subsidiary of a Parent Company and (ii) the holders of the Voting Stock of the Company or the Voting Stock of any Parent Company immediately prior to such transaction hold at least a majority of the Voting Stock of such Parent Company immediately following such transaction; provided that any series of related transactions shall be treated as a single transaction. The term “Person,” solely as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a related Rating Event.

“Common Stock” means, with respect to any Principal Subsidiary, Capital Stock of any class, however designated, except Capital Stock which is non-participating beyond fixed dividend and liquidation preferences and the holders of which have either no voting rights or limited voting rights entitling them, only in the case of certain contingencies, to elect less than a majority of the directors (or persons performing similar functions) of such Principal Subsidiary, and also includes securities of any class, however designated, which are convertible into Common Stock.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who:

(1) was a member of the Board of Directors on the Issue Date; or

(2) was nominated for election, elected or appointed to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination, election or appointment.

“Indebtedness” means, with respect to any Person (without duplication):

(1) any liability of that Person (A) for borrowed money, or under any reimbursement obligation relating to a letter of credit or similar instrument; (B) evidenced by a bond, note, debenture or similar instrument; (C) to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; or (D) for the payment of money relating to any obligations under any capital lease of real or personal property which has been recorded as a capitalized lease obligation;

(2) any liability of others described in the preceding clause (1) that the Person has guaranteed or that is otherwise its legal liability or which is secured by a lien on that Person’s Property; and

(3) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) or (2) above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category) and a rating of BBB- or better by Standard & Poor’s (or its equivalent under any successor rating category).

“Issue Date” means the first date on which 2038 Senior Notes are issued, which shall be June 5, 2008.

“Moody’s” means Moody’s Investors Services, Inc., or any successor thereto.

“Parent Company” means any holding company that, directly or indirectly, owns 100% of the Voting Stock of the Company.

“Principal Subsidiary” means a consolidated subsidiary of the Company that, as of the relevant time of determination, is a “significant subsidiary” as defined under Rule 405 under the Securities Act of 1933, as amended (as that Rule is in effect on June 3, 2008, without giving effect to any further amendment of that Rule).

“Rating Agency” means:

(1) each of Moody’s and Standard & Poor’s, and

(2) if either or both of Moody’s or Standard & Poor’s ceases to rate the 2038 Senior Notes or fails to make a rating of the 2038 Senior Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means (i) the rating of the 2038 Senior Notes is lowered by both Rating Agencies during the related Trigger Period and (ii) the 2038 Senior Notes are rated below an Investment Grade rating by both Rating Agencies on any day during such Trigger Period. If either Rating Agency is not providing a rating of the 2038 Senior Notes on any day during such Trigger Period for any reason, the rating of such Rating Agency shall be deemed to be below Investment Grade on such day and such Rating Agency will be deemed to have lowered its rating of the 2038 Senior Notes during the Trigger Period.

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of The McGraw Hill Companies, or any successor thereto.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors and reasonably acceptable to the Trustee) as a replacement agency for Moody’s or Standard & Poor’s, or both of them, as the case may be.

“Trigger Period” means the period commencing on the earlier of the first public notice of (a) the occurrence of a Change of Control or (b) the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period shall be extended so long as the rating of the 2038 Senior Notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies).

“Voting Stock” means, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the board of directors (or other analogous managing body) of such Person.

(B)	By replacing the definition of “Notice of Default” in Section 101 of the Original Indenture in its entirety as follows:

“Notice of Default” has the meaning specified in Sections 501(3) and 501(4).

(C)	By replacing Section 105(2) of the Original Indenture in its entirety as follows:

(2) the Company by such Trustee or by any Holder shall be sufficient for every purpose hereunder (except as provided in paragraphs (3) and (4) of Section 501) if furnished in writing and mailed, first class postage prepaid, addressed to it, to the attention of the Chief Financial Officer, at the address of its principal office specified in the first paragraph of this instrument or at any other address previously furnished in writing to such Trustee by the Company, or if sent by facsimile transmission, to a facsimile number provided to the Trustee by the Company, with a copy mailed, first class postage prepaid, to the Company addressed to it as provided above.

(D)	By adding Section 314 to the Original Indenture as follows:

Section 314. Interest Rate Adjustment.

Interest on the 2038 Senior Notes shall be subject to adjustment as provided in this Section 314.

(a) If the rating from Moody’s or any Substitute Rating Agency thereof of the 2038 Senior Notes is decreased to a rating set forth in the table in this Section 314(a), the interest rate on 2038 Senior Notes shall increase from the interest rate payable on the 2038 Senior Notes on the Issue Date by the percentage points set forth opposite that rating:

Moody’s Rating*	Percentage Points
Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency

(b) If the rating from Standard & Poor’s or any Substitute Rating Agency thereof of the 2038 Senior Notes is decreased to a rating set forth in the table in this Section 314(b), the interest rate on the 2038 Senior Notes shall increase from the interest rate payable on the 2038 Senior Notes on the Issue Date by the percentage points set forth opposite that rating:

Standard & Poor’s Rating*	Percentage Points
BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency

(c) If at any time the interest rate on the 2038 Senior Notes has been adjusted upward pursuant to Section 314(a) or 314(b) and either Moody’s or Standard & Poor’s (or, in either case, a Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the 2038 Senior Notes to any of the ratings set forth in the table in either Section 314(a) or 314(b), as applicable, the interest rate on the 2038 Senior Notes shall be decreased such that the interest rate for the 2038 Senior Notes equals the interest rate payable on the 2038 Senior Notes on the Issue Date plus the applicable percentage points set forth opposite the ratings in the tables in either 314(a) or 314(b), as applicable, in effect immediately following the increase.

(d) If Moody’s or any Substitute Rating Agency thereof subsequently increases its rating of the 2038 Senior Notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher and Standard & Poor’s or any Substitute Rating Agency thereof increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the 2038 Senior Notes shall be decreased to the interest rate payable on the 2038 Senior Notes on the Issue Date.

(e) Each adjustment required by Section 314(a), 314(b) or 314(c) shall be made independent of any and all other adjustments.

(f) In no event shall (1) the interest rate on the 2038 Senior Notes be reduced to below 8.15% or (2) the interest rate on the 2038 Senior Notes exceed 10.15%.

(g) Except as provided in clause (h) below, no adjustments in the interest rate of the 2038 Senior Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the 2038 Senior Notes. If at any time less than two Rating Agencies provide a rating of the 2038 Senior Notes for a reason beyond the Company’s control, the Company shall use its commercially reasonable efforts to obtain a rating of the 2038 Senior Notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the 2038 Senior Notes pursuant to Section 314(a), Section 314(b), Section 314(c) or Section 314(d), (i) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the 2038 Senior Notes but which has since ceased to provide such rating, (ii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt shall be determined in good faith by an independent investment banking institution of national standing appointed by the Company and, for purposes of determining the applicable ratings included in Section 314(a) or Section 314(b) with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or Standard & Poor’s, as applicable, in Section 314(a) or Section 314(b) and (iii) the interest rate on the 2038 Senior Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the 2038 Senior Notes on the Issue Date plus the appropriate percentage points, if any, set forth opposite the rating from such Substitute Rating Agency in Section 314(a) or Section 314(b), as applicable, (taking into account the provisions of clause (ii) above) (plus any applicable percentage points resulting from a decreased rating by the other Rating Agency). For so long as only one Rating Agency provides a rating of the 2038 Senior Notes, any subsequent increase or decrease in the interest rate of the 2038 Senior Notes necessitated by a reduction or increase in the rating by such Rating Agency shall be twice the percentage points set forth in Section 314(a) or Section 314(b), as applicable.

(h) For so long as no Rating Agency provides a rating of the 2038 Senior Notes, the interest rate on the 2038 Senior Notes will increase to, or remain at, as the case may be, 10.15%.

(i) The interest rate on the 2038 Senior Notes shall permanently cease to be subject to any adjustment described in this Section 314 (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the 2038 Senior Notes become rated A3 and A- (or its equivalent, in the case of a Substitute Rating Agency) or higher by Moody’s and Standard & Poor’s, respectively (or, in either case, any Substitute Rating Agency thereof), or one of these ratings if the 2038 Senior Notes are only rated by one Rating Agency.

(j) Any interest rate increase or decrease described in this Section 314 will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody’s or Standard & Poor’s or any Substitute Rating Agency thereof changes its rating of the 2038 Senior Notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease with respect to the 2038 Senior Notes pursuant to this Section 314 relating to such Rating Agency’s action.

(k) The Company shall advise the Trustee and Paying Agent of any adjustment to the interest rate on the 2038 Senior Notes in accordance with this Section 314.

(E)	By replacing Section 403 of the Original Indenture in its entirety as follows:

Section 403. Covenant Defeasance.

Upon the Company’s exercise under Section 401 of the option applicable to this Section 403, the Company shall be released from any obligations under the covenants contained in Sections 704, 801 and 1007 hereof with respect to the Outstanding 2038 Senior Notes, on and after the date the conditions set forth in Section 404 are satisfied (hereinafter, “Covenant Defeasance”), and the 2038 Senior Notes and any coupons appertaining thereto shall thereafter be deemed not “Outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “Outstanding” for all other purposes hereunder (it being understood that such 2038 Senior Notes shall not be deemed outstanding for accounting purposes). For this purpose, such Covenant Defeasance means that, with respect to the Outstanding 2038 Senior Notes and any coupons appertaining thereto, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a default or Event of Default under subsection 501(3) but, except as specified above, the remainder of this Indenture and the 2038 Senior Notes shall be unaffected thereby.

(F)	By replacing Section 404(d) of the Original Indenture in its entirety as follows:

(d) no Event of Default or event which with the giving of notice or the lapse of time, or both, would become an Event of Default with respect to the 2038 Senior Notes shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(5) or Section 501(6) shall have occurred and be continuing on the 123rd day after such date;

(G)	By replacing Section 405(ii)(B) of the Original Indenture in its entirety as follows:

(B) no Event of Default or event which with the giving of notice or the lapse of time, or both, would become an Event of Default shall have occurred and be continuing on the date of such deposit and no Event of Default under Section 501(5) or Section 501(6) shall have occurred and be continuing on the 123rd day after such date;

(H)	By replacing Section 501 of the Original Indenture in its entirety as follows:

“Event of Default” wherever used herein with respect to the 2038 Senior Notes means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of any installment of interest upon any 2038 Senior Note and any related coupon when it becomes due and payable, and continuance of such default for a period of 30 days; or

(2) default in the payment of the principal of (or premium, if any, on) any 2038 Senior Note at its Maturity; or

(3) default in the performance of, or breach of, any covenant or warranty of the Company in respect of any 2038 Senior Note contained in this Indenture or in such 2038 Senior Notes (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee for the 2038 Senior Notes or to the Company and such Trustee by the Holders of at least 25% in principal amount of the Outstanding 2038 Senior Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(4) (A) the Company or any of its Subsidiaries fails to pay indebtedness for money borrowed by the Company or any of its Subsidiaries in an aggregate principal amount of at least $50,000,000, at the later of final maturity or the expiration of any related applicable grace period and such payment shall not have been made, waived or extended within 30 days after written notice from the Trustee or the Holders of at least 25% in principal amount of the Outstanding 2038 Senior Notes as provided below or (B) acceleration of maturity of Securities of another series or any other indebtedness for borrowed money of the Company or any of its Subsidiaries, in an aggregate principal amount exceeding $50,000,000, under the terms of the instrument or instruments under which such indebtedness arises or is secured, if such indebtedness has not been discharged in full or such acceleration is not rescinded or annulled within 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and such Trustee by the Holders of at least 25% in principal amount of the Outstanding 2038 Senior Notes a written notice specifying such default and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(5) the Company or any of its Principal Subsidiaries shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the Company or any of its Principal Subsidiaries shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the Company) of it or for all or a substantial part of its property; or the Company or any of its Principal Subsidiaries shall make a general assignment for the benefit of creditors; or the Company or any of its Principal Subsidiaries shall take any corporate action in furtherance of any of the foregoing; or

(6) an involuntary case or other proceeding shall be commenced against the Company or any of its Principal Subsidiaries with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of the Company or any of its Principal Subsidiaries or any substantial part of either’s property; and such case or other proceeding (A) results in the entry of an order for relief or a similar order against either the Company or any of its Principal Subsidiaries or (B) shall continue unstayed and in effect for a period of 60 consecutive days.

(I)	By replacing the first and second paragraphs of Section 502 of the Original Indenture in their entirety as follows:

If an Event of Default with respect to the 2038 Senior Notes and any related coupons occurs and is continuing (other than an Event of Default described in Section 501(5) or 501(6) with respect to the Company), then and in every such case either the Trustee for the 2038 Senior Notes or the Holders of not less than 25% in principal amount of the Outstanding 2038 Senior Notes may declare the entire principal amount of all the 2038 Senior Notes, to be due and payable immediately, by a notice in writing to the Company (and to such Trustee if given by Holders), and upon any such declaration of acceleration such principal, together with accrued interest and all other amounts owing hereunder, shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

If any Event of Default specified in Section 501(5) or 501(6) occurs with respect to the Company, all of the unpaid principal amount and accrued interest on all Securities of each series then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act by the Trustee or any Holder.

(J)	By replacing the last paragraph of Section 607 of the Original Indenture in its entirety as follows:

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 501(5) or Section 501(6) the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.

(K)	By replacing Section 1007 of the Original Indenture in its entirety as follows:

Section 1007. Limitation on Liens

The Company shall not, and shall not permit any of its Principal Subsidiaries to, issue, assume, Incur or guarantee any Indebtedness secured by a mortgage, pledge, lien or other encumbrance, directly or indirectly, on any of the Common Stock of a Principal Subsidiary owned by the Company or any of its Principal Subsidiaries, unless the Company’s obligations under the 2038 Senior Notes and, if the Company so elects, any other Indebtedness of the Company ranking on a parity with, or prior to, the 2038 Senior Notes, shall be secured equally and ratably with, or prior to, such secured Indebtedness so long as it is outstanding and is so secured.

(L)	By replacing Section 1008 of the Original Indenture in its entirety as follows:

Section 1008. Waiver of Certain Covenants.

The Company may omit in any particular instance to comply with any covenant or condition set forth in Sections 1005 to 1007, inclusive, if before or after the time for such compliance the Holders of more than 50% in principal amount of the Outstanding Securities of each series of Securities affected by the omission shall, in each case by Act of such Holders, either waive such compliance in such instance or generally waive compliance with such covenant or condition, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Company and the duties of the Trustee for the Securities of each series with respect to any such covenant or condition shall remain in full force and effect.

(M)	By adding Section 1109 to the Original Indenture as follows:

Section 1109. Offer to Repurchase Upon Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs with respect to the 2038 Senior Notes, unless the Company shall have exercised its option to redeem the 2038 Senior Notes pursuant to Section 1102, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder of 2038 Senior Notes to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of such Holder’s 2038 Senior Notes on the terms set forth in this Section 1109. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the principal amount of the 2038 Senior Notes to be repurchased, plus accrued and unpaid interest, if any, on the 2038 Senior Notes up to, but not including, the date of repurchase (the “Change of Control Payment”) subject to the rights of the Holder on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of the 2038 Senior Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the 2038 Senior Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed other than as may be required by law or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all 2038 Senior Notes or portions of 2038 Senior Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all 2038 Senior Notes or portions of 2038 Senior Notes properly tendered in accordance with the procedures set forth in the Global Securities representing the 2038 Senior Notes; and

(iii) deliver or cause to be delivered to the Trustee the 2038 Senior Notes properly accepted together with an Officer’s Certificate stating the principal amount of 2038 Senior Notes or portions of 2038 Senior Notes being repurchased.

The Company shall publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase.

(c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all 2038 Senior Notes properly tendered and not withdrawn under its offer.

(d) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the 2038 Senior Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the 2038 Senior Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1109 by virtue of any such conflict.

Section 2. The recitals and statements in this Fourth Supplemental Indenture are made by the Company only and not by the Trustee, and the Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture (other than with respect to the due authorization, execution and delivery of this Fourth Supplemental Indenture by the Trustee). All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the 2038 Senior Notes and of this Fourth Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 3. As supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Fourth Supplemental Indenture shall be read, taken and construed as one and the same instrument and all references to Securities in the Original Indenture shall be deemed to refer also to the 2038 Senior Notes unless the context otherwise provides.

Section 4. This Fourth Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5. In the event of a conflict between the terms and conditions of the Original Indenture and the terms and conditions of this Fourth Supplemental Indenture, then the terms and conditions of this Fourth Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Original Indenture by the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 6. All covenants and agreements in this Fourth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 7. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired hereby.

Section 8. Nothing in this Fourth Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and any Paying Agent, any Security Registrar and any Authenticating Agent for the 2038 Senior Notes and their successors under the Indenture, and the Holders of the 2038 Senior Notes any benefit or any legal or equitable right, remedy or claim under this Fourth Supplemental Indenture.

Section 9. This Fourth Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture dated as of June 5, 2008 to be duly executed, all as of June 5, 2008.

HUMANA INC.,
Issuer

By:	/s/ James H. Bloem
Name:	James H. Bloem
Title:	Senior Vice President,
Chief Financial Officer and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., Trustee

By:	/s/ Linda E. Garcia
Name:	Linda E. Garcia
Title:	Vice President